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                                                                  Exhibit 10.18


                              [COMPANY LETTERHEAD]


        ADDENDUM TO ORIGINAL EMPLOYMENT LETTER DATED SEPTEMBER 19, 1997:

February 28, 1997

Mr. Robert LaMere
207 Wedgewood Circle
Carl Junction, Missouri 64834

Dear Bob:

It is my pleasure to offer you a position with HighwayMaster Corporation as the Senior Vice President of Transportation Systems, with your employment date to be Saturday, March 1, 1997. You will be reporting to Gordon Quick, the Chief Operating Officer. Your initial job responsibilities have been outlined for you and you will receive them from your direct report.

The monthly salary for this exempt position is ten thousand four hundred sixteen dollars and sixty-seven cents ($10,416.67). The position is terminable at will, by either party, and HighwayMaster Corporation may change your salary or job responsibilities from time to time as it deems necessary. If the change results in a reduction in either your salary or job responsibilities, you may elect to terminate your employment and receive your six (6) months severance. Medical, dental, life, short and long term disability will be provided for you at the Company's expense, although HighwayMaster Corporation reserves the right to change carriers or coverage levels. Medical and dental insurance will be available at group rates for your dependents at your expense. Coverage for you will be the first of the month following thirty (30) days of employment. Your initial vacation eligibility will be three (3) weeks per year earned at ten
(10) hours per month. Additional benefits include six (6) paid sick days per year, the Company paid holidays and 401(k) plan.

We will issue a check for seventy thousand dollars ($70,000), which you can utilize for all of your relocation expenses after we receive written confirmation of your employment letter. You must remain in the company's employment for one (1) year from your relocation date, (this is valid if you decide to leave the company and null and void, if the company terminates your employment) or you will have to reimburse the company for all of your relocation expenses.



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Mr. Robert LaMere
February 28, 1997
Page Two

You will receive thirty thousand (30,000) stock options and the price will be determined on your employment date with the company, March 1, 1997. Additionally, if termination should occur, you will be entitled to six (6) months severance, paid in lump sum based on your base salary and this will be applicable for the first three (3) years of your employment.

You will be eligible to receive a fifteen thousand dollar ($15,000) bonus upon the closing of the Burlington Motors/HighwayMaster Corporation software agreement.

You will receive periodical performance review, at which time we will evaluate your performance, position and compensation with no guarantee of change at that time.

I believe that you will find the position challenging and commensurate with your talents and objectives. We look forward to you becoming a part of our team.

Please sign, date and return the duplicate copy of this letter to confirm that it clearly states our mutual understanding and your acceptance of the position.

In order to expedite the orientation process, I would appreciate it, if you would bring your driver's license and social security card/birth certificate with you on your first da.

If you have any questions or concerns regarding this matter, please contact me at (972)-732-2506.

Sincerely                              Accepted by

CAROLYN LOCKE

Carolyn Locke                          /s/ ROBERT LAMERE
Director of Human Resources            ------------------------------------
                                       Robert LaMere

                                       Date: 3/4/97
                                            -------------------------------
cc:  Gordon Quick
     Personnel File